UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 8, 2006

WEIGHT WATCHERS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Virginia	000-03389	11-6040273
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Madison Avenue, New York, New York	10010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 589-2700

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 8, 2006, Weight Watchers International, Inc. (the “Company”) entered into a refinancing to reduce the effective interest rate on its debt obligations while increasing its borrowing capacity and extending the maturities of its credit facilities (as refinanced, the “New Credit Facilities”). Prior to the refinancing, the Company had $294.4 million of debt outstanding under its term loans and had used $182.8 million of its available $350.0 million capacity under its revolving line of credit. Following the refinancing, the Company’s term loans and revolving line of credit were repaid and replaced with a new Term Loan A in the amount of $350.0 million and a new revolving line of credit (the “Revolver”) with total available capacity of $500.0 million. The Company used $127.2 million of its capacity under the Revolver to complete the refinancing, resulting in $372.8 million of remaining availability after the refinancing. The New Credit Facilities are governed by an amended and restated credit agreement among the Company, as borrower, the lenders party thereto, JPMorgan Chase Bank, N.A., as the syndication agent, JPMorgan Securities Inc., as a lead arranger and a book manager, and The Bank of Nova Scotia, as the administrative agent, a lead arranger and a book manager.

The borrowings bear interest at an initial annual rate of LIBOR plus 0.875% per annum, or at the Company’s option, the alternate base rate (as defined in the credit agreement). In addition to paying interest on outstanding principal under the New Credit Facilities, the Company is required to pay a commitment fee to the lenders under the Revolver with respect to the unused commitments at an initial rate equal to 0.175% per annum.

As a result of the refinancing, the maturity date for the Revolver and the term loans have been extended from March 31, 2009 and March 31, 2010, respectively, to June 30, 2011. Until maturity, the Company’s term loan will be subject to yearly amortization beginning in 2007 of 5%, 10%, 15%, 20% and 50%, respectively, of the aggregate term loan borrowings, payable quarterly. Loans outstanding under the New Credit Facilities (i) must be prepaid with net proceeds of certain permitted asset sales and (ii) may be prepaid at any time in whole or in part without premium or penalty. The Company’s existing and future domestic subsidiaries (other than WeightWatchers.com, Inc. and its subsidiaries, while its debt is outstanding) have guaranteed the borrowings. The funds borrowed will be used for working capital and general corporate purposes.

The New Credit Facilities contain customary covenants, including affirmative and negative covenants that, in certain circumstances, restrict the Company’s ability to incur additional indebtedness, pay extraordinary dividends on and redeem capital stock, make other restricted payments, including investments, sell Company assets and enter into consolidations, mergers and transfers of all or substantially all of the Company’s assets. The New Credit Facilities also require the Company to maintain specified financial ratios and satisfy financial condition tests. The New Credit Facilities contain customary events of default. Upon the occurrence of an event of default under the New Credit Facilities, amounts outstanding may be immediately due and payable.

Cautionary Statements

The foregoing description of the terms of the New Credit Facilities does not purport to be complete and is qualified in its entirety by reference to each of the relevant agreements for the New Credit Facilities, which will be included in a subsequent filing with the Securities and Exchange Commission.

Item 2.02 Results of Operations and Financial Condition.

The information contained in Item 2.02 of this current report on Form 8-K, including the text of the press release attached as Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information contained in Item 2.02 and Item 9.01 of this current report shall not be incorporated by reference into any registration statement or other document or filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

On May 9, 2006, the Company issued a press release announcing its financial results for its fiscal quarter ended April 1, 2006. A copy of the press release is attached hereto as Exhibit 99.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this current report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits. 99.1	Press Release dated May 9, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEIGHT WATCHERS INTERNATIONAL, INC.

DATED: May 9, 2006	By:	/s/ Jeffrey A. Fiarman
	Name:	Jeffrey A. Fiarman
	Title:	Executive Vice President, General Counsel and Secretary

Exhibit Index

Exhibit	Description
99.1	Press Release dated May 9, 2006.